UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LAKES ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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130 Cheshire Lane

Minnetonka, Minnesota 55305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 15, 2012

To the Shareholders of Lakes Entertainment, Inc.:

Please take notice that our Board of Directors has called the annual meeting of shareholders of Lakes Entertainment, Inc. (“Annual Meeting”) to be held at the corporate office of Lakes Entertainment, Inc., 130 Cheshire Lane, Minnetonka, Minnesota 55305 at 3:00 p.m. local time on June 15, 2012, or at any adjournment or postponements of the Annual Meeting, for the purpose of considering and taking appropriate action with respect to the following:

1.	The election of six directors to our Board of Directors;

2.	The approval of an amendment to the Articles of Incorporation relating to gaming authority requirements of shareholders and our right to redeem the shares of disqualified holders;

3.	The ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent registered public accounting firm for the 2012 fiscal year; and

4.	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Pursuant to due action of our Board of Directors, shareholders of record on April 23, 2012, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting.

By Order of the Board of Directors

Timothy J. Cope, President, Chief Financial Officer, and Treasurer

May 4, 2012

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF

OUR PROXY MATERIALS, YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR

SHARES WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE

MEETING.

LAKES ENTERTAINMENT, INC.

130 Cheshire Lane

Minnetonka, Minnesota 55305

PROXY STATEMENT

Annual Meeting of Shareholders to be Held

June 15, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lakes Entertainment, Inc. (“Lakes” or the “Company”) to be used at our annual meeting of shareholders (“Annual Meeting”) to be held at the corporate office of the Company, 130 Cheshire Lane, Minnetonka, Minnesota 55305 at 3:00 p.m. local time on Friday, June 15, 2012, for the purpose of considering and taking appropriate action with respect to the following:

1.	The election of six directors to our Board of Directors;

2.	The approval of an amendment to the Articles of Incorporation relating to gaming authority requirements of shareholders and our right to redeem the shares of disqualified holders;

3.	The ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent registered public accounting firm for the 2012 fiscal year; and

4.	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The approximate date on which we first sent this proxy statement and the accompanying proxy to our shareholders was May 4, 2012.

PROXIES AND VOTING

Only shareholders of record at the close of business on April 23, 2012 (“Record Date”) for the Annual Meeting will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 26,440,936 shares of our common stock outstanding on the Record Date, which is the only class of our capital stock entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2011 Annual Report online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 15, 2012: This Proxy Statement and our 2011 Annual Report are available at www.lakesentertainment.com/proxy.

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

Each proxy returned to the Company will be voted in accordance with the instructions indicated on the proxy. If no instructions are indicated on the proxy, it will be voted in favor of the proposals set forth in this proxy statement. For Proposal One, the six nominees who receive the highest number of affirmative votes will be elected as directors. Proposals Two and Three require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement has the unconditional right to revoke the proxy at any time prior to its use at the Annual Meeting. A shareholder can change his or her proxy or vote in one of three ways: (1) send a signed notice of revocation to our Secretary to revoke the previously given proxy; (2) send a completed proxy card bearing a later date than the previously given proxy to our Secretary indicating the change in your vote; or (3) attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or the shareholder may revoke his or her proxy in person, but a shareholder’s attendance alone at the Annual Meeting will not revoke any proxy that the shareholder has previously given. If a shareholder chooses either of the first two methods, the shareholder must take the described action prior to the start of the Annual Meeting. Once voting on a particular matter is completed at the Annual Meeting, a shareholder will not be able to revoke his or her proxy or to change his or her vote as to that matter. Unless a shareholder’s proxy is so revoked or changed, the shares of common stock represented by each proxy received by the Company will be voted at the Annual Meeting and at any adjournments or postponements thereof. If a shareholder’s shares of common stock are held in street name by a broker, bank or other financial institution, such shareholder must contact it to change his or her vote.

All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this proxy statement, for the approval of the amendment to the Articles of Incorporation and for the ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, (“PBTK”) as the Company’s independent registered public accounting firm for the 2012 fiscal year, unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. A “withheld” vote will be counted for purposes of determining whether there is a quorum, but will not be voted in favor of the nominee with respect to whom authority has been withheld. A proxy voted “abstain” with respect to Proposals Two and Three will not be voted, although it will be considered present and entitled to vote, and thus has the same effect as a negative vote. A broker non-vote is treated as present for purposes of determining a quorum, but will not be counted as shares entitled to vote and will have no effect on the result of the vote.

Effect of Not Casting Your Vote.    If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal One) or the amendment of the Articles of Incorporation (Proposal Two) no votes will be cast on your behalf in that proposal. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Three). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement; “FOR” the amendment of the Articles of Incorporation; and “FOR” the ratification of the appointment of PBTK as our independent registered public accounting firm for the 2012 fiscal year.

While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponements thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

PROPOSAL FOR ELECTION OF DIRECTORS

(Proposal One)

Our Board of Directors currently consists of six directors. All of the current directors have been nominated for election by the Board of Directors. If elected, each nominee will hold office until the next Annual Meeting of the shareholders, or until his successor is elected and shall have been qualified. All nominees have consented to be named and have indicated their intention to serve as members of the Board of Directors, if elected. The number of members constituting our Board of Directors has been previously set by shareholders at seven. The existing vacancy on the Board of Directors results from a prior resignation of a director. Notwithstanding the existing vacancy on the Board of Directors, proxies cannot be voted for more than six individuals, which number represents the number of nominees named by the Board of Directors.

The biographies of each of the nominees below contains information each director has given us regarding the person’s service as a director, business experience and director positions held currently or at any time during the last five years. In addition, we describe below the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Name and Age of Director	Principal Occupation, Business Experience For Past Five Years and Directorships of Public Companies	Director Since
Lyle Berman Age 70	Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. since June 1998 and Chairman of the Board of Directors of Grand Casinos, Inc. (the predecessor to Lakes) from October 1991 through December 1998. Mr. Berman served as President of Lakes from November 1999 until May 2003. Mr. Berman has also served as the Executive Chairman of the Board of WPT Enterprises, Inc. (now known as Voyager Oil & Gas, Inc.) from its inception in February 2002, and had served as its Chief Executive Officer from February 25, 2005 until April 1, 2005. Mr. Berman has also been Chairman of the Board of PokerTek, Inc. since January 2005. Mr. Berman also served as Chief Executive Officer of Rainforest Café, Inc. from February 1993 until December 2000. We believe Mr. Berman’s qualifications to sit on our Board of Directors include his over 30 years of experience in the casino industry, including serving as our Chairman and Chief Executive Officer since 1998, his extensive executive experience running large national companies, and his particular strengths in strategic operations and strategy, food and beverage, and retail sales.	1998

Timothy J. Cope Age 60	President of Lakes Entertainment, Inc. since May 2003 and Chief Financial Officer, Treasurer, and a director of Lakes Entertainment since June 1998. Mr. Cope served as a director of WPT Enterprises, Inc. (now known as Voyager Oil & Gas, Inc.) from March 2002 through May 2009. Mr. Cope served as Secretary of Lakes Entertainment, Inc. from June 1998 through December 2007. Mr. Cope served as an Executive Vice President of Lakes Entertainment, Inc. from June 1998 until May 2003. Mr. Cope held the positions of Executive Vice President, Chief Financial Officer and Director of Grand Casinos, Inc. from 1993 through 1998. We believe Mr. Cope’s qualifications to sit on our Board of Directors include over 30 years of experience in the casino industry, including more than 13 years as an officer of our company. He also has extensive experience in corporate finance, strategic planning, public company financial reporting and gaming operations.	1998

Neil I. Sell Age 70	Director of Lakes Entertainment, Inc. since June 1998. Since 1968, Mr. Sell has been engaged in the practice of law in Minneapolis, Minnesota with the firm of Maslon Edelman Borman & Brand, LLP, which in the past, had rendered legal services to Lakes. We believe Mr. Sell’s qualifications to sit on our Board of Directors include his over 40 years of practicing law combined with his extensive experience in corporate legal and corporate governance matters.	1998

Name and Age of Director	Principal Occupation, Business Experience For Past Five Years and Directorships of Public Companies	Director Since
Ray M. Moberg Age 63	Director of Lakes Entertainment, Inc. since December 2003. Mr. Moberg retired from Ernst & Young in 2003 after serving for 33 years, including as managing partner of its Reno office from 1987 until his retirement. Mr. Moberg also served as a director of WPT Enterprises, Inc. (now known as Voyager Oil & Gas, Inc.) until April 2010. We believe Mr. Moberg’s qualifications to sit on our Board of Directors include his financial expertise and his years of experience providing strategic advisory services to complex organizations.	2003

Larry C. Barenbaum Age 65	Director of Lakes Entertainment, Inc. since February 2006. Mr. Barenbaum served as Chief Executive Officer of Christopher & Banks Corporation, a publicly held national specialty retailer of women’s apparel, from January 2011 until February 2012. Mr. Barenbaum served on the Christopher & Banks Corporation Board from March 1992 until February 2012. Since November 1991, Mr. Barenbaum has been engaged in investment activities and has provided consulting services to various companies in the specialty retail and services industry. We believe Mr. Barenbaum’s qualifications to sit on our Board of Directors include his extensive experience in the sales and marketing area.	2006

Richard D. White Age 58	Director of Lakes Entertainment, Inc. since December 2006. Mr. White has been a Managing Director and head of the Private Equity and Special Products Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, a private equity and investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods and office products; and G-III Apparel Group, Ltd. Mr. White also serves as Chairman of the Board of Mercury Energy, Inc., a solar energy systems integration company. From 2003 to 2008, Mr. White served as a director for ActivIdentity Corp. We believe Mr. White’s qualifications to sit on our Board of Directors include his investment banking experience, his managerial experience and his expertise in corporate finance and strategic planning.	2006

EXECUTIVE COMPENSATION

Elements of Compensation

For the fiscal year ended January 1, 2012, referred to as fiscal 2011, the principal components of compensation for our only two named executive officers, Lyle Berman (Chief Executive Officer), and Timothy J. Cope (President), included base salary, annual incentive bonus compensation and long term equity incentives.

Base Salary.    The base salaries of Lyle Berman and Timothy J. Cope were established in their respective employment agreements. Their base salaries were not increased in fiscal 2011. We use base salary to recognize the experience, skills, knowledge and responsibilities required of our named executive officers in their roles. The Compensation Committee (“Committee”) reviews each named executive officer’s salary and makes adjustments, as appropriate. The Committee also considers a number of factors including market data taken from the public filings of public companies in the gaming industry, internal review of the executive’s compensation (both individually and relative to other executives), level of the executive’s responsibility, and individual performance of the executive. Consistent with fiscal 2010 base salaries, the base salaries of the named executive officers continued to be the biggest portion of the name executives’ compensation in fiscal 2011.

We and the Committee believed that the base salaries of the named executive officers for fiscal 2011 were at acceptable market rates.

Annual Incentive Cash Bonus.    Annual incentive cash bonuses are intended to reward individual and Company performance during the year. The annual incentive cash bonuses range is 0% — 80% of the named executive officer’s base salary. The bonuses are determined on a discretionary basis by the Committee based on the performance of the Company and the named executive officer for the completed fiscal year. The annual incentive cash bonus awards made to named executive officers in March 2012 for performance in fiscal 2011 are reflected in the Summary Compensation Table. The Committee approved these discretionary annual incentive cash bonuses due to achievement of strategic fiscal 2011 corporate goals. The annual incentive bonus program is reviewed annually by the Committee to determine whether it is achieving its intended purpose. We and the Committee believe it achieved its purpose in 2011.

Long-Term Equity Incentive.    The Company traditionally uses stock options and restricted stock units to motivate our named executive officers to increase long-term shareholder value. The Committee will consider providing other forms of equity-based compensation awards to named executive officers under the 2007 plan, which may be subject to performance goals, rather than just in the form of stock option grants. Grants of equity-based awards to named executive officers under the 2007 plan are made from time to time at regularly scheduled meetings of the Committee in line with our past practices. In 2009, the Committee granted restricted stock units to named executive officers in addition to stock options. Awards may not necessarily be made each year if the Committee decides that the Company’s strategic and financial performance does not merit awards or the Committee believes that the named executive officer has received a sufficient amount of equity-based awards. In anticipation of the expected future requirements under the Dodd-Frank Act, the option grants since October 2010 include a recoupment or “claw back” provision.

Personal Benefits and Perquisites.    Mr. Berman and Mr. Cope have personal benefits and perquisites provided under their respective employment agreements. Both agreements were negotiated and executed February 15, 2006, and amended effective February 15, 2009. The Company and the Committee believe that the benefits and perquisites are reasonable and consistent with the compensation program to better enable the Company to retain superior employees for key positions. These two officers were allowed personal use of the Company’s aircraft until the lease for the aircraft was terminated in November 2011 and are provided term life and disability insurance coverage paid by the Company. The value of these benefits and perquisites is set forth in the Summary Compensation Table.

Post-Termination Benefits.    Mr. Berman and Mr. Cope have post-termination benefits as provided in their respective employment agreements. See “Potential Payments Upon Termination or Change-In Control” for a discussion of those benefits. We provided these benefits to Mr. Berman and Mr. Cope as they were included in the compensation package they negotiated as part of their employment agreements.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the last two fiscal years awarded to or earned by (i) each individual that served as our Chief Executive Officer during fiscal 2011 and (ii) our only other individual who served as an executive officer of the Company during and at the end of fiscal 2011. The Chief Executive Officer and the other executive officer listed below are collectively referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Lyle Berman, Chairman of the Board, Chief Executive Officer	2011 2010	500,000 500,000	100,000 100,000	— —	— 129,600	199,049 209,574	(3)	799,049 939,174

Timothy J. Cope, President, Chief Financial Officer and Treasurer	2011 2010	350,000 350,000	70,000 70,000	— —	— 129,600	23,411 22,721	(4)	443,411 572,321

(1)	Includes cash compensation deferred at the election of the executive officer under the terms of the Company’s 401(k) Savings Incentive Plan.

(2)	Includes full grant date fair value of each award under FASB Accounting Standards Codification Topic 718. The full grant date fair value is the amount the Company will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating the stock option award amounts may be found in note 10, Share-Based Compensation, to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012. Fiscal 2010 includes the October 15, 2010 grant of options to purchase 80,000 shares granted to each of Mr. Berman and Mr. Cope. The exercise price of these options is $1.89 per share and the options vest one-third on the first through third anniversaries of the date of grant.

(3)	Amount primarily represents the incremental cost to the Company arising from Mr. Berman’s personal use of the Company’s corporate jet of $125,871. This amount also includes payment by the Company of term life and executive disability insurance premiums of approximately $56,178, matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,800, and travel and expense allowance of $7,200.

(4)	Amount includes matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,800, payment by the Company of term life and executive disability insurance premiums of approximately $6,411 and travel and expense allowance of $7,200.

Employment Agreements for Chief Executive Officer and President.    The Company entered into employment agreements dated as of February 15, 2006 with Lyle Berman and Timothy J. Cope to employ them as members of the Company’s senior management. Under the agreements, the named executive officers are required to perform such duties as may be designated by the Company’s Board of Directors from time to time. Each agreement had an initial term of 36 months and both agreements were amended in 2009 for an additional 36 month term, which commenced February 15, 2009. The term of each agreement automatically extends for successive one-year periods unless at least 60 days prior to the end of a term, the Company or the named executive officer gives notice to the other of an election to terminate the agreement at the end of the current term. Each agreement was automatically extended until February 15, 2013. In addition, the agreement may be terminated (a) upon the death or disability (as defined in the agreement) of the named executive officer; (b) by the Company for cause (as defined in the agreement); (c) by the Company without cause; (d) as a result of a constructive termination (as defined in the agreement); or (e) by the named executive officer at any time upon providing 60 days advance written notice to the Company. Under the terms of the agreements, Mr. Berman and Mr. Cope receive a base salary of $500,000 and $350,000, respectively, or such other amount as may be determined by the Company in its sole discretion, and a monthly travel and expense fee in the amount of $600. They are also entitled to participate in Lakes’ discretionary incentive compensation program and to receive other benefits provided by the Company to senior executives. Each employment agreement also contains customary confidentiality provisions and a two-year post-employment non-solicitation covenant. Each employment agreement also contains an arbitration clause.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at the end of fiscal 2011 for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lyle Berman	20,000	10,000	(2)	3.25	1/28/2019	10,000	(3)	18,500
	234,809	—		3.40	9/22/2019	—		—
	7,466	11,201	(4)	3.40	9/22/2019	—		—
	26,667	53,333	(5)	1.89	10/15/2020	—		—

Timothy J. Cope	20,000	10,000	(2)	3.25	1/28/2019	10,000	(3)	18,500
	117,404	—		3.40	9/22/2019	—		—
	7,466	11,201	(4)	3.40	9/22/2019	—		—
	26,667	53,333	(5)	1.89	10/15/2020	—		—

(1)	This market value is based on the share closing price of $1.85 on December 30, 2011 (the last business day of the fiscal year).

(2)	This option vests one third each year, beginning on the first anniversary of the date of grant of January 28, 2010. For each named executive officer, options to purchase 10,000 shares vested on January 28, 2012.

(3)	This award reflects restricted stock units that vest one third each year beginning on the first anniversary of the date of grant of January 28, 2010. For each named executive officer, 10,000 restricted stock units vested on January 28, 2012.

(4)

This option vests 20% each year, beginning on the first anniversary of the date of grant of September 22, 2010. For each named executive officer, options to purchase 3,733 shares will vest on September 22nd in 2012, 2013 and 2014.

(5)

This option vests one third each year beginning on the first anniversary of the date of grant of October 15, 2011. For each named executive officer, options to purchase 26,666 shares will vest on October 15th of 2012 and 2013.

Potential Payments Upon Termination or Change-In-Control

The table below describes the potential payments and benefits payable to each of the named executive officers who have employment agreements with the Company upon termination of employment due to disability, by the Company without cause, due to a constructive discharge, due to the named executive officer’s voluntary resignation, by the Company with cause, expiration of the initial or renewal term of the named executive officer’s employment agreement, and involuntary termination within two years following a change-in-control. The amounts shown in the table assume that such termination was effective as of January 1, 2012 and includes all amounts earned through that date and are estimates of the amounts that would be paid out to the named executive officers upon their termination of employment. The actual amounts to be paid out can only be determined at the time a named executive officer in fact terminates employment with the Company.

Named Executive Officer; Termination Event	Cash Severance Payment ($)	Continuation of Medical and Dental Benefits (Present Value) ($)	Acceleration and Continuation of Options (unamortized expense as of 1/1/2012) ($)	Excise Tax Gross-Up ($)	Total Termination Benefits ($)
Lyle Berman
— Disability	250,000	8,658	106,077	80,848	445,583
— Involuntary Termination without Cause	600,000	17,316	106,077	285,489	1,008,882
— Constructive Discharge	600,000	17,316	106,077	285,489	1,008,882
— Voluntary Termination	—	—	106,077	—	106,077
— For Cause Termination	—	—	106,077	—	106,077
— Expiration of Term	—	—	106,077	—	106,077
— Involuntary Termination after Change-in-Control	1,359,000	—	106,077	761,619	2,226,696
Timothy J. Cope
— Disability	175,000	15,600	106,077	99,626	396,303
— Involuntary Termination without Cause	420,000	31,200	106,077	302,613	859,890
— Constructive Discharge	420,000	31,200	106,077	302,613	859,890
— Voluntary Termination	—	—	106,077	—	106,077
— For Cause Termination	—	—	106,077	—	106,077
— Expiration of Term	—	—	106,077	—	106,077
— Involuntary Termination after Change-in-Control	948,000	—	106,077	697,893	1,751,970

Regular Benefits.    The amounts shown in the above table do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include payment of accrued, but unused vacation pay.

Death.    A termination of employment due to death does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.

Disability.    Each of the employment agreements for Mr. Berman and Mr. Cope provides that if the agreement is terminated due to the executive’s disability, the executive would be entitled to receive an amount equal to six months of his then base salary and the continuation of medical and dental benefits for the executive and his dependents during the six months following any such termination.

Involuntary Termination without Cause or Constructive Discharge.    If either Mr. Berman or Mr. Cope is terminated without cause or through constructive discharge, he would be entitled to:

•	base salary (including any accrued vacation) through the termination date;

•	severance benefits equal to the accrued and unpaid base salary for 12 months, or for the period of time remaining in the term of employment, whichever is longer;

•

equivalent of bonus or incentive compensation (based upon the average bonus percentage rate for the two fiscal years of the Company preceding such termination) for 12 months, or for the period of time remaining in the term of the employment agreement, whichever is longer;

•	all medical and dental insurance benefits during the severance period; and

•

all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which executive ceases to be employed by the Company.

Involuntary Termination after Change-in-Control.    If the employment of Mr. Berman or Mr. Cope is terminated without cause or due to constructive discharge within two years following a change-in-control, he would be entitled to:

•	all compensation due and payable to, or accrued for, the benefit of the executive as of the date of termination;

•

a lump sum payment equal to two times the executive’s annual compensation (which is defined as the executive’s (i) annual base salary plus annual bonus or incentive compensation computed at par levels, (ii) an amount equal to the annual cost to executive of obtaining annual health care coverage comparable to that currently provided by the Company, (iii) an amount equal to any normal matching contributions made by the Company on executive’s behalf in the Company’s 401(k) plan, (iv) annual automobile allowance, if any, and (v) an amount equal to the annual cost to the executive of obtaining life insurance and insurance coverage for accidental death and disability insurance comparable to that provided by the Company);

•

all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which executive ceases to be employed by the Company;

•	the Company must use its best efforts to convert any then existing life insurance and accidental death and disability insurance policies to individual policies in the name of the executive; and

•

if payments are made to the executive, or the value of other benefits received by the executive, in connection with the change of control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee, the costs of this excise tax, including related tax gross-ups, will be borne by the Company.

In exchange for these payments, Mr. Berman and Mr. Cope are subject to non-solicitation covenants covering the Company’s employees, persons or entities that are doing business with the Company, and anyone that is an active prospect to do business with the Company, for a period of two years following termination of employment with the Company.

Stock Option Acceleration and Continuation.    Upon the termination of the employment of Mr. Berman or Mr. Cope for any reason, including death, disability, expiration of the initial term, nonrenewal, termination by the Company with or without cause, termination by the executive with notice, due to a constructive discharge or within two years of a change of control, all stock options held by the executive immediately vest and become immediately exercisable by the executive or his legal representative for a period of two years following the date of termination of the executive’s employment.

Excise Tax Gross-Up.    If payments are made to Mr. Berman or Mr. Cope, or the value of other benefits received by them, in connection with the change-in-control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, will be borne by the Company.

Executive Officers of Lakes Entertainment

The table below lists the executive officers of the Company as of January 1, 2012:

Name	Age	Position(s) with Lakes Entertainment
Lyle Berman	70	See Proposal One (Election of Directors) above.
Timothy J. Cope	60	See Proposal One (Election of Directors) above.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation for fiscal 2011 awarded to or earned by each of our directors who is not also a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Neil I. Sell	64,000	—	—	—	64,000
Ray M. Moberg	75,000	—	—	—	75,000
Larry C. Barenbaum	68,000	—	—	—	68,000
Richard D. White	68,000	—	—	—	68,000

(1)	We pay an annual fee of $50,000 to each of our directors who is not otherwise employed by us or our subsidiaries, referred to as a non-employee director. We also pay each non-employee director a fee of $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting that the Board of Directors attended. We also pay the Chairman of our Audit Committee an additional annual fee of $10,000 for serving in such capacity.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of the six members identified under Proposal One (Proposal for Election of Directors). The following directors, which constitute a majority of the Board of Directors, are “independent directors” as such term is defined in The NASDAQ Stock Market’s listing standards, referred to as Nasdaq listing standards: Larry C. Barenbaum, Ray M. Moberg, Neil I. Sell and Richard D. White. The independent directors meet without management present at substantially all meetings of the Board of Directors.

The Board of Directors has established an Audit Committee, a Corporate Governance Committee and a Compensation Committee. The Board of Directors held 10 meetings during fiscal 2011. None of our directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2011, and (ii) the total number of meetings held by all committees of the Board on which such director served.

Ability of Shareholders to Communicate with the Company’s Board of Directors

We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Corporate Governance Committee in care of our

Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s).

Director Attendance at Annual Meetings of Shareholders

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of shareholders but the Company does encourage its Board members to attend such meetings. A total of six of our directors attended the Company’s 2011 annual meeting of shareholders.

Board’s Role in Risk Oversight

It is the job of our chief executive officer, president, chief financial officer, general counsel, and other members of our senior management to identify, assess, and manage our exposure to risk. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily by the full Board as well as through committees. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company.

Executive Chairman

The Board of Directors currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. The Board of Directors has not appointed a lead independent director.

Audit Committee of the Board of Directors

The Board of Directors has established a three-member Audit Committee that consists of Larry C. Barenbaum, Richard D. White and Ray M. Moberg, who is the chairperson of the Audit Committee. The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors on April 11, 2011, and a copy of this charter was attached as Appendix A to the proxy statement for the meeting held on June 1, 2011. The primary functions of the Audit Committee are (i) to serve as an independent and objective party to monitor our financial reporting process and internal control system, (ii) to review and appraise the audit efforts of our independent auditors, and (iii) to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The charter also requires that the Audit Committee (or designated members of the Audit Committee) review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent registered public accounting firm (auditors), other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee held six meetings during fiscal year 2011. The Audit Committee also held executive sessions on several occasions during the year where Company management was not present.

The Board of Directors has determined that at least one member of the Audit Committee, Mr. Moberg, is an “Audit Committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in the Nasdaq listing standards. The Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Report of the Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed audited financial statements of Lakes Entertainment, Inc. for fiscal 2011 and discussed them with management.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as adopted and amended by the Public Company Accounting Oversight Board under Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent auditors.

The Audit Committee, based on the review and discussions described above, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2011.

This report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference into such other filings.

AUDIT COMMITTEE

Larry C. Barenbaum

Ray M. Moberg

Richard D. White

Corporate Governance Committee of the Board of Directors

The Board of Directors has established a two-member corporate Governance Committee that consists of Neil I. Sell and Richard D. White, each of whom satisfies the independence requirements of the Nasdaq listing standards. The Corporate Governance Committee held two meetings during fiscal year 2011.

The primary role of the Corporate Governance Committee is to (1) develop the overall corporate governance policies for the Company and (2) consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board positions. The Corporate Governance Committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. Additionally, the Board will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board membership. If the Corporate Governance Committee approves a candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors on April 25, 2005, and a copy of this charter was attached as Appendix B to the proxy statement for the meeting held on June 1, 2011.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Corporate Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our corporate office address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name and address of the nominating shareholder and of the director candidate;

•	A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s Annual Meeting;

•

A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•

Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director if so elected.

Compensation Committee of the Board of Directors

The Board of Directors has established a two member Compensation Committee that consists of Larry C. Barenbaum and Neil I. Sell, each of whom satisfies the independence requirements of the Nasdaq listing standards. Mr. Barenbaum and Mr. Sell are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors on February 28, 2011, and a copy of this charter was attached as Appendix C to the proxy statement for the meeting held on June 1, 2011. The Compensation Committee reviews our remuneration policies and practices, makes recommendations to the full Board of Directors in connection with all compensation matters affecting us and administers our incentive compensation plans.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of named executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors hired by the Compensation Committee. During the first quarter of 2012 the Company President and Human Resources Department performed a review of all Lakes employee salary levels by position. The review utilized various independent sources. A report was presented to the Compensation Committee.

The Compensation Committee meets as often as its members deem necessary to perform the Compensation Committee’s responsibilities but in no event less than twice annually. The chair of the Compensation Committee presides at each meeting. In consultation with the other members of the Compensation Committee, the chair sets the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chair of the Compensation Committee also ensures that the agenda for each meeting is circulated to each Compensation Committee member in advance of the meeting. In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board.

In fiscal 2011, the Compensation Committee met on two occasions. The committee members participated in each of those meetings and, where appropriate, management was also present at the meetings. The recommendations of the Compensation Committee for named executive officer compensation for fiscal 2011 were made to the Board, which subsequently adopted the Compensation Committee’s recommendations without modifications. The Chief Executive Officer does not participate in deliberations concerning, or vote on, the compensation arrangements for himself. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Elements of Compensation.”

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

RELATING TO GAMING AUTHORITY REQUIREMENTS

OF SHAREHOLDERS AND THE COMPANY’S RIGHT

TO REDEEM THE SHARES OF DISQUALIFIED HOLDERS

(Proposal Two)

Background

This summary is qualified in its entirety to the text of the proposed amendment of Article 8 set forth in Appendix A, which you are urged to read in its entirety. Capitalized terms used herein and not defined herein are as defined in the proposed amendment.

Article 8 of the Company’s current Articles of Incorporation requires any Beneficial Owner of five percent (5%) or more of the Company’s capital stock to provide information and respond to requests from a Gaming Authority and to consent to any required background investigations. Article 8 further provides the Company the right to redeem the shares of a Disqualified Holder. The redemption price in the existing provisions is generally determined by reference to the Closing Price of the Company’s shares as traded in the public market over the last 45 trading days or, if they aren’t traded, by the Board of Directors in good faith.

A Disqualified Holder is any Beneficial Owner who, in the judgment of the Board of Directors, may either jeopardize the Company’s contracts to manage gaming operations or result in the failure to obtain or the loss or non-reinstatement of a license from a governmental agency held by the Company relating to the conduct of its business.

The Company operates in the highly regulated gaming industry which is subject to information requests and background investigations. Further, a Gaming Authority may refuse to license the Company for gaming in the event that they deem any of the Beneficial Owners (or officers or directors) to be unsuitable or if such individuals refuse to provide information and submit to background investigations. As a result, it is important for the Company to have the ability to remove such individuals who could jeopardize the Company’s ability to conduct its business.

As the regulatory environment has evolved in the gaming industry, gaming authorities have sometimes begun to require information and background investigation of Beneficial Owners who own less than five percent (5%) of the Company’s capital stock. As a result, the existing provisions are inadequate in that they fail to require all Beneficial Owners to provide information and submit to a background investigation if requested by a Gaming Authority. In addition, the current provisions for determining the price at which shares of capital stock of a Disqualified Holder can be redeemed by the Company potentially conflict with the calculation of market value under provisions of the Minnesota Business Corporation Act (“MBCA”) relating to limitations on the purchase price payable to a five percent (5%) or greater Beneficial Owner of shares of Common Stock.

Proposal

The proposed amendment to the Company’s Articles of Incorporation would alter the provisions of Article 8 in the following ways:

•

Requiring all Beneficial Owners (not just those owning five percent (5%)) to agree to submit information requested by, respond to inquiries of, and consent to the performance of background investigations by a Gaming Authority.

•

Changing the definition of Fair Market Value used in calculating the price at which the Company has the right to redeem shares of a Disqualified Holder from the average Closing Price over the 45 most recent trading days to the average Closing Price over the 30 most recent trading days.

•

Broadening the definition of Gaming Authority to include all domestic, foreign, federal, state, local or tribal regulatory or licensing body regulating any form of gaming that has jurisdiction over the Company.

The effect of the proposed amendment will be to subject Beneficial Owners of the Company’s capital stock to requirements relating to providing information and submitting to background investigations, which is not currently a requirement of Beneficial Owners who hold less than five percent (5%) of the Company’s capital stock. Further, the price at which shares of a Disqualified Holder may be redeemed will generally be based upon the average Closing Price over the 30 most recent trading days.

As a result of the proposed amendment, the Board of Directors will have additional means to require compliance with applicable licensure obligations and/or redeem the shares of a Disqualified Holder whose ownership may otherwise jeopardize the Company’s ability to conduct its business.

The following resolution is submitted for shareholder approval:

RESOLVED, that the Lakes Entertainment, Inc. shareholders approve the amendment to Article 8 of our Articles of Incorporation as reflected in Appendix A to the Company’s proxy statement of May 4, 2012.

Dissenters’ Rights

Under Minnesota law, you have the right to dissent with respect to the proposal to amend the Articles of Incorporation relating to gaming authority requirements of shareholders and our right to redeem the shares of Disqualified Holders. A shareholder who elects to exercise dissenters’ rights must comply with the provisions of sections 302A.471 and 302A.473 of the MBCA in order to perfect the dissenters’ rights and to receive payment in cash of the “fair value” of the shareholder’s shares. Failure to follow precisely all of the various technical statutory procedures required by sections 302A.471 and 302A.473 of the MBCA may result in the loss of the shareholder’s dissenters’ rights. Merely voting against the proposed amendment will not preserve the shareholder’s dissenter rights. A copy of sections 302A.471 and 302A.473 of the MBCA are attached to this proxy statement as Appendix B.

The following description of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, and the full text of these provisions, which is attached as Appendix B to this proxy statement should be reviewed carefully by any Lakes shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters’ rights. The Company reserves the right not to proceed with the amendment to the Articles of Incorporation in the Board’s sole discretion and in such event dissenters’ rights would not apply.

Under Sections 302A.471 and 302A.473 of the MBCA, Lakes shareholders will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the proposed amendment of the Articles of Incorporation and to obtain payment in cash of the “fair value” of their shares of Lakes Common Stock after the proposed amendment is effective. The term “fair value” means the value of the shares of Lakes Common Stock immediately before the effective date of the proposed amendment.

All references in sections 302A.471 and 302A.473 and in this summary to a “shareholder” are to a record holder of the shares of Lakes Common Stock. A person having beneficial ownership of shares of Lakes Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the following steps summarized below to be completed in a proper and timely manner in order to perfect whatever dissenters’ rights such beneficial owner may have.

Shareholders of record who desire to exercise their dissenters’ rights under the MBCA must satisfy all of the following conditions:

•

Before the special meeting of Lakes shareholders to be held on June 15, 2012, the dissenting shareholder must deliver to the Secretary of Lakes a written notice of intent to demand fair value for his, her or its shares at 130 Cheshire Lane, Minnetonka, Minnesota 55305. The written demand should specify the shareholder’s name and mailing address, the number of shares owned, and that the shareholder intends to demand the value of the shareholder’s shares. This written demand must be in addition to and separate from any proxy or vote against the proposed amendment to the Articles of Incorporation. Voting against, abstaining from voting or failing to vote on the proposed amendment does not constitute a demand for appraisal within the meaning of the MBCA.

•

Shareholders who elect to exercise their dissenters’ rights under the MBCA must not vote to approve the proposed amendment. A shareholder’s failure to vote against the approval of the proposed amendment will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against proposed amendment, or direction to abstain, the proxy will be voted for the proposed amendment, which will have the effect of waiving the shareholder’s dissenters’ rights.

•

Shareholders may not assert dissenters’ rights as to less than all of the shares of Lakes Common Stock registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Lakes Common Stock who is not the record owner of such shares may assert dissenters’ rights as to shares held on such person’s behalf, provided that such beneficial owner submits a written consent of the record owner to Lakes at or before the time such rights are asserted.

If the proposed amendment is approved by the shareholders at the special meeting, Lakes will send a written notice to each shareholder who filed a written demand for dissenters’ rights and who did not vote in favor of the proposed amendment. The notice will contain the following information:

•	the address to which the shareholder must send a demand for payment and deliver the stock certificates in order to obtain payment and the date by which they must be received;

•	a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

•	a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed in asserting dissenters’ rights.

In order for a dissenting shareholder to receive fair value for the shareholder’s shares, the shareholder must, within 30 days after the date the notice from the surviving corporation was given, send the shareholder’s stock certificates, and all other information specified in the notice to the address identified in such notice, but the dissenting shareholder will retain all other rights of a shareholder until the effective date. After a valid demand for payment and the related stock certificates and other information are received, or after the effective date of the proposed amendment to the Articles of Incorporation, whichever is later, Lakes will remit to each dissenting shareholder who has complied with statutory requirements the amount that Lakes estimates to be the fair value of such shareholder’s shares, with interest.

Remittance will be accompanied by:

•

Lakes’ closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the proposed amendment, together with the latest available interim financial statements;

•	an estimate by Lakes of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate; and

•	copies of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed if such holder wishes to demand supplemental payment.

If the dissenting shareholder believes that the amount remitted by Lakes is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to Lakes of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to Lake’s executive offices. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by Lakes.

Within 60 days after receipt of a demand for supplemental payment, Lakes must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with Lakes, or petition a court for the determination of the fair value of the shares, plus interest. The petition must be filed in the county of Hennepin, Minnesota. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Lakes. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by Lakes or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all shareholders who properly exercised dissenters’ rights and did not agree with Lakes as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Lakes. Dissenting shareholders will not be liable to Lakes for any amounts paid by Lakes which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Lakes, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may be assessed against Lakes if the court determines Lakes failed to comply substantially with Sections 302A.471 and 302A.473 of the MBCA or against any person whom the court determines acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

Any shareholder who fails to strictly comply with the requirements of Sections 302A.471 and 302A.473 of the MBCA, attached as Appendix B to this proxy statement will forfeit his, her or its rights to dissent from the proposed amendment to the Articles of Incorporation and to exercise dissenters’ rights.

The process of dissenting requires strict compliance with technical prerequisites. Those individuals or entities wishing to dissent and to exercise their dissenters’ rights should consult with their own legal counsel in connection with compliance under Sections 302A.471 and 302A.473 of the MBCA. To the extent there are any inconsistencies between the foregoing summary and Sections 302A.471 and 302A.473 of the MBCA, the MBCA shall control. Sections 302A.471 and 302A.473 are attached as Appendix B to this proxy statement and should be reviewed carefully.

PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Three)

Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Piercy Bowler Taylor & Kern, Certified Public Accountants, referred to herein as PBTK, as our independent registered public accounting firm for the 2012 fiscal year. Although it is not required to do so, the Audit Committee and the full Board of Directors wishes to submit the appointment of PBTK for shareholder ratification at the Annual Meeting. Representatives of PBTK are expected to be present at the Annual Meeting to answer your questions and to make a statement if they desire to do so.

If the shareholders do not ratify the appointment of PBTK, the Audit Committee may reconsider its selection, but is not required to do so. Even if the shareholders ratify the appointment of PBTK at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interests and the best interests of our shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table presents fees for professional audit and other services rendered by PBTK during fiscal 2011 and fiscal 2010.

	Fees for 2011	Fees for 2010
Audit Fees(1)	$205,655	$214,328
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$205,655	$214,328

(1)	Audit fees consisted principally of quarterly reviews and annual audits of the Company’s consolidated financial statements.

The Audit Committee of the Board of Directors has reviewed the fees billed by PBTK during fiscal year 2011 and, after consideration, has determined that the receipt of these fees by PBTK is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with PBTK and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, including those designed to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

As permitted under applicable law, our Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by our independent registered public accounting firm. As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm

(other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to Audit Committee members who are also independent members of the Board of Directors, but any decision by such a member on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the close of business on April 23, 2012, the Record Date, there were 26,440,936 shares of our common stock issued and outstanding, which is the only class of capital stock entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote on all matters put to a vote of shareholders.

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) all persons known by us to be the owner (or deemed to be the owner pursuant to the rules and regulations of the SEC), of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of the directors and nominees for election to the Board of Directors, (iii) each named executive officer, and (iv) all directors and executive officers as a group, in each case based upon beneficial ownership reporting of our common stock as of such date. Except as otherwise indicated, the information is given as of the Record Date, the mailing address of each shareholder is 130 Cheshire Lane, Minnetonka, Minnesota 55305, and each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address	Shares of Lakes Common Stock Beneficially Owned	Percentage of Common Stock Outstanding(9)
Lyle Berman(1)	4,706,414	17.8%
Timothy J. Cope(2)	309,179	1.2
Larry C. Barenbaum(3)	15,738	*
Ray M. Moberg(4)	47,020	*
Neil I. Sell(5)	2,308,960	8.7
Richard D. White(6)	16,306	*
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746(7)	1,704,368	6.4
All Lakes Entertainment, Inc. Directors and Executive Officers as a Group (6 people including the foregoing)(8)	7,403,617	28.0

*	Less than one percent.

(1)	Includes 422,806 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman, 323,000 shares owned by Mr. Berman through a Berman Consulting Corporation profit sharing plan, 3,661,666 shares owned by Lyle A. Berman Revocable Trust and options to purchase 298,942 shares.

(2)	Includes options to purchase 181,537 shares and 10,000 shares owned by Mr. Cope’s spouse.

(3)	Includes options to purchase 10,738 shares.

(4)	Includes options to purchase 42,020 shares.

(5)	Includes an aggregate of 2,278,541 shares held by four irrevocable trusts for the benefit of Lyle Berman’s children with respect to which Mr. Sell has shared voting and dispositive powers as a co-trustee. Mr. Sell has disclaimed beneficial ownership of such shares. Also includes options to purchase 17,021 shares.

(6)	Includes options to purchase 11,306 shares.

(7)	Based solely upon Schedule 13G dated December 31, 2011 on file with the SEC. Dimensional Fund Advisors LP has the sole power to vote 1,665,849 of these shares.

(8)	Includes shares held by corporations controlled by such officers and directors and shares held by trusts of which such officers and directors are trustees. Also includes options to purchase 561,564 shares.

(9)	Shares of our common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire them as of the Record Date, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyle Berman Family Partnership Interest in Contract Obligation to Third Party

In conjunction with the opening of the Four Winds Casino Resort in 2007, we incurred an obligation to pay an aggregate of approximately $11 million to an unrelated third party during the term of our management contract with the Pokagon Band of Potawatomi Indians. During 2006, the Lyle Berman Family Partnership, referred to as the partnership, purchased a portion of the unrelated third party receivable and received approximately $0.3 million per year of this obligation during the five-year term of the management contract for the Four Winds Casino Resort. The partnership received a final payment of $0.4 million during the second quarter of 2011 which represented the remaining obligation. Lyle Berman, our Chairman and Chief Executive Officer, does not have an ownership or other beneficial interest in the partnership. Neil I. Sell, a member of our Board, is one of the trustees of the irrevocable trusts for the benefit of Lyle Berman’s children that are the partners in the partnership.

Review and Approval of Related Party Transactions

Policy.    The Audit Committee is responsible for reviewing and approving (with the concurrence of a majority of the disinterested members of the Board of Directors) any related party and affiliated party transactions as provided in the Amended and Restated Audit Committee Charter adopted by the Board of Directors of the Company on April 11, 2010. In addition, the rules of The Nasdaq Stock Market provide that all related party transactions must be reviewed for conflicts of interest by the Audit Committee. In accordance with policies adopted by the Audit Committee, the following transactions must be presented to the Audit Committee for its review and approval:

1. Any transaction in which (i) the amount involved exceeds $120,000, (ii) the Company was or is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)).

2. Any contract or other transaction between the Company and one or more directors of the Company, or between the Company and an organization in or of which one or more directors of the Company are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255.

Procedure.    In addition to the Company’s Board of Directors complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit Committee, along with the concurrence of a majority of the disinterested directors of the Board of Directors. If a proposed transaction covered by the policy involves a member of the Audit Committee, such member may not participate in the Audit Committee’s deliberations concerning, or vote on, such proposed transaction.

Prior to approving any proposed transaction covered by the policy, the following information concerning the proposed transaction will be fully disclosed to the Audit Committee:

1. The names of all parties and participants involved in the proposed transaction, including the relationship of all such parties and participants to the Company and any of its subsidiaries;

2. The basis on which the related person is deemed to be a related person within the meaning of Regulation S-K, Item 404(a), if applicable;

3. The material facts and terms of the proposed transaction.

4. The material facts as to the interest of the related person in the proposed transaction.

5. Any other information that the Audit Committee requests concerning the proposed transaction.

The Audit Committee may require that all or any part of such information be provided to it in writing.

The Audit Committee may approve only those transactions covered by the policy that a majority of the members of the Audit Committee in good faith determine to be (i) fair and reasonable to the Company, (ii) on terms no less favorable than could be obtained by the Company if the proposed transaction did not involve a director or the related person, as the case may be, and (iii) in the best interests of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on the Section 16(a) forms furnished to us, we believe that all officers, directors and greater than ten percent shareholders met all applicable filing requirements under Section 16(a) during fiscal 2011.

PROPOSALS OF SHAREHOLDERS

To be eligible to include a shareholder proposal in our proxy statement for the 2013 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before January 4, 2013.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by March 17, 2013 (90 days before June 15, 2013, the anniversary of our 2012 Annual Meeting) or, if the 2013 Annual Meeting date is more than 30 days before or after June 15, 2013, advance notice of the proposal must be received not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2013 Annual Meeting. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws. In addition, we may exercise our discretion in voting for any proposal not submitted in accordance with our advance notice bylaws that is presented at the shareholders meeting. All written proposals should be submitted to Timothy J. Cope, President, Chief Financial Officer and Treasurer, 130 Cheshire Lane, Minnetonka, Minnesota 55305.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each shareholder will continue to receive a separate proxy card or Notice. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

LAKES ENTERTAINMENT, INC.

Timothy J. Cope, President, Chief Financial Officer and Treasurer

APPENDIX A

ARTICLE 8

OBLIGATIONS OF CERTAIN BENEFICIAL

OWNERS; RIGHTS OF REDEMPTION

A.	~~No~~Each Person that is or may become the Beneficial Owner of ~~five percent (5%) or more of~~ any class or series of the Corporation’s issued and outstanding Capital Stock ~~unless such Person~~ agrees ~~in writing~~ to: (i) provide to the Gaming ~~Authorities~~Authority information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority ; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such person.

B.	Notwithstanding any other provisions of these Articles, but subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

1)	~~The~~If a Beneficial Owner is deemed to be a Disqualified Holder, then the redemption price of the shares to be redeemed pursuant to this section B of Article 8 shall be equal to the price, if any, that is required to be paid by any applicable Gaming Authority or, if there is no such requirement, then the redemption price shall be equal to the lesser of (a) the Fair Market Value of such shares or ~~such other redemption price as required by pertinent~~(b) the maximum amount permitted under any applicable state or federal law ~~pursuant to which the redemption is required~~or regulation;

2)	The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

3)	If less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

4)	At least thirty (30) day’s written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed.

5)	From and after the Redemption Date or such earlier date as ~~mandated by pertinent~~required by a Gaming Authority or under state or federal law or regulation, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares elected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

6)	Such other terms and conditions as the Board of Directors shall determine.

C.	Definitions. Capitalized terms used in this Article 8 shall have the meanings provided below.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”). The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

“Beneficial Owner” shall mean any person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

“Capital Stock” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the Corporation.

“Disqualified Holder” shall mean any ~~beneficial~~Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose holding of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other beneficial Holder, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations, or (ii) the failure to obtain or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

“Fair Market Value” of a share of Capital Stock shall mean the average Closing Price for such a share for each of the ~~45~~30 most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Paragraph (4) of section B ~~or~~of Article 8; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, however, that “Fair Market Value” as to any stockholder who purchases any stock subject to redemption within 120 days prior to a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares. “Closing Price” on any day means (i) the reported closing sales price ~~or, in case no such sale takes place, the average of the reported closing bid and asked price on the composite tape for the New York Stock Exchange-listed stocks, or, if stock of the class or series in question is not quoted on such composite tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States Securities Exchange registered under the Act~~on the primary national securities exchange or national quotation system on which such stock is listed~~,~~ or~~,~~ quoted, (ii) if such stock is not listed on any such exchange~~,~~ or quotation system, and the average of the highest ~~closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including the National Market Systems) or any system then in use, or,~~bid and lowest ask prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets Inc. or any similar successor organization, or (iii) if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

“Gaming ~~Authorities” shall mean the National Indian Gaming Commission, the Mississippi Gaming Commission organized pursuant to the Mississippi Gaming Control Act and any successors thereto, or any other~~Authority” shall mean any domestic, foreign, federal, state, local or tribal ~~or governmental authority~~regulatory or licensing bodies regulating any form of gaming that has jurisdiction over the Corporation or its Subsidiaries.

“Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to section B of this Article 8.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination hereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the

Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Paragraph (4), section B of Article 8, at least equal to the Fair Market Value of the shares to be redeemed pursuant to section B of Article 8 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Subsidiary” shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

APPENDIX B

MINNESOTA BUSINESS CORPORATION ACT SECTIONS 302A.471 AND 302A.473

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

ANNUAL MEETING OF SHAREHOLDERS

Lakes Entertainment, Inc. Corporate Office 130 Cheshire Lane Minnetonka, Minnesota

June 15, 2012 3:00 P.M.

LAKES ENTERTAINMENT, INC. FOR ANNUAL MEETING OF SHAREHOLDERS — June 15, 2012	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on June 15, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Lyle Berman and Timothy J. Cope, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Shareholder Services P.O. Box 64945 St. Paul, MN 55164- 0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the manner as if you marked, signed and returned your proxy card.
• INTERNET - www.eproxy.com/laco Use the Internet to vote your proxy until 12:00 p.m. (CDT) on June 14, 2012.
• PHONE - 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on June 14, 2012.

• MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement, “FOR” the amendment of the Articles of Incorporation, and “FOR” the ratification of the appointment of PBTK as our independent registered public accounting firm for the 2012 fiscal year.

1. Election of directors:
01 Lyle Berman	02 Timothy J. Cope	03 Neil I. Sell		FOR all nominees		WITHHOLD
04 Ray M. Moberg	05 Larry C. Barenbaum	06 Richard D. White	☐	(except as marked to the contrary below)	☐	vote for all nominees listed
(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the box provided to the right.)

2. The approval of an amendment to the Articles of Incorporation relating to gaming authority requirements of shareholders and our right to redeem the shares of disqualified holders	☐ For	☐ Against	☐ Abstain

3. The ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent registered public accounting firm for the 2012 fiscal year	☐ For	☐ Against	☐ Abstain

4. The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	Dated: , 2012

Signature(s) in Box
(Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)